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                                                                      Exhibit 11

                        WESLEY JESSEN VISIONCARE, INC.
                       CHANGE IN CONTROL SEVERANCE PLAN


     Wesley Jessen VisionCare, Inc., a Delaware corporation, hereby adopts the Wesley Jessen VisionCare, Inc. Change in Control Severance Plan for the benefit of certain employees of the Company and its Affiliates, on the terms and conditions hereinafter stated.


                                   SECTION 1.

     DEFINITIONS.   All capitalized terms used in this Plan are defined in this
Section 1. The following terms have the definitions set forth in this Section 1, unless the context clearly indicates that a different meaning is required:

          1.1 "Affiliate" shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.

          1.2 "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

          1.3    "Board" means the Board of Directors of the Company.

          1.4 "Cause" means (a) the willful and continued failure by the Eligible Employee to substantially perform the Eligible Employee's duties with the Employer (unless such failure results from the Eligible Employee's incapacity due to a physical or mental illness), or (b) the willful engaging by the Eligible Employee in conduct which is demonstrably and materially injurious to the Company or its Affiliates, monetarily or otherwise. For purposes of this definition, no act, or failure to act, on the Eligible Employee's part shall be deemed "willful" unless done, or omitted to be done, by the Eligible Employee not in good faith or without reasonable belief that the Eligible Employee's act, or failure to act, was in the best interest of the Company.

          1.5 A "Change in Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs occurs:

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               (a) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities (excluding any Person which becomes the Beneficial Owner of the Company in connection with a transaction described in clause (i) of paragraph (c) below); or

               (b) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the entire Board plus any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors as of the effective date of the Plan or whose appointment, election or nomination for election was previously so approved or recommended; or

               (c) there is consummated a merger or consolidation or similar business combination transaction of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, other than
(i) a merger or consolidation or similar business combination transaction (A) which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 55% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (B) as a result of which, no Person is or becomes the Beneficial Owner, directly or indirectly, of 20% or more of the combined voting power of the securities of the Company or such other surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; or

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               (d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity at least 55% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

          Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions (i) immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions or (ii) pursuant to or arising in connection with the Agreement and Plan of Merger among Wesley Jessen VisionCare, Inc., OSI Acquisition Corp. and Ocular Sciences, Inc., as may be amended or restated from time to time.

          1.6 "Code" means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

          1.7 "Company" means Wesley Jessen VisionCare, Inc. or any successor(s) thereto.

          1.8 "Eligible Employee" means any employee who is a Tier 1, Tier 2 or Tier 3 Employee as defined herein. An Eligible Employee becomes a "Severed Employee" once he or she incurs a Severance.

          1.9 "Employer" means the Company or any of its Affiliates which is an Employer of an Eligible Employee.

          1.10 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

          1.11 "Excise Tax" shall mean any excise tax imposed under Section 4999 of the Code.

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          1.12    "Good Reason" shall mean the following:

               (a) in respect of a Tier 1 Employee, the occurrence, on or after the date of a Change in Control and without the affected Employee's written consent, of (i) the assignment to the Employee of duties in the aggregate that are inconsistent with the Employee's level of responsibility immediately prior to the date of the Change in Control or any material diminution in the nature or status of the Employee's responsibilities from those in effect immediately prior to the date of the Change in Control, (including, without limitation, the failure of the Tier 1 Employee to be named as an executive officer of the publicly traded company, if any, which is the ultimate parent of the acquiring entity), (ii) a reduction by the Employer in the Employee's annual base salary or annual salary incentive target, as specified in the Wesley Jessen Corporation Performance Incentive Plan ("PIP"), or any comparable successor incentive plan, in effect immediately prior to the Change in Control, or (iii) the relocation of the Employee's principal place of employment to a location more than 50 miles from the Employee's principal place of employment immediately prior to the date of the Change in Control; and

               (b) in respect of a Tier 2 Employee, the occurrence, on or after the date of a Change in Control and without the affected Employee's written consent, of (i) the assignment to the Employee of duties in the aggregate that are inconsistent with the Employee's level of responsibility immediately prior to the date of the Change in Control or any material diminution in the nature or status of the Employee's responsibilities from those in effect immediately prior to the date of the Change in Control (excluding the failure of the Tier 2 Employee to be named as an executive officer of the publicly traded company, if any, which is the ultimate parent of the acquiring entity), (ii) a reduction by the Employer in the Employee's annual base salary or annual salary incentive target, as specified in the Wesley Jessen Corporation Performance Incentive Plan ("PIP"), or any comparable successor incentive plan, in effect immediately prior to the Change in Control, or (iii) the relocation of the Employee's principal place of employment to a location more than 50 miles from the Employee's principal place of employment immediately prior to the date of the Change in Control; and

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               (c) in respect of a Tier 3 Employee, the occurrence, on or after the date of a Change in Control and without the Employee's written consent, of
(i) a reduction by the Employer in the Employee's annual base salary or annual salary incentive target, as specified in the PIP or any comparable successor incentive plan in effect prior to the Change in Control, or (ii) the relocation of the Employee's principal place of employment to a location more than 50 miles from the Employee's principal place of employment immediately prior to the date of the Change in Control.

          1.13    "Gross-Up Payment" shall have the meaning set forth in Section
2.5 hereof.

          1.14 "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, including a group as defined in Section 13(d) of the Exchange Act, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

          1.15 "Plan" means the Wesley Jessen VisionCare, Inc. Change in Control Severance Plan, as set forth herein, as amended from time to time.

          1.16 "Plan Administrator" means the committee appointed by the Board, at least one of whom shall be a person who was a member of the Board immediately prior to the Change of Control.

          1.17 "Severance" means the termination of an Eligible Employee's employment with the Employer (or, if applicable, a successor to the Employer) on or within two years following the date of the Change in Control, (i) by the Employer other than for Cause, or (ii) by the Eligible Employee for Good Reason. An Eligible Employee will not be considered to have incurred a Severance if his or her employment is discontinued by reason of the Eligible Employee's death or a physical or mental condition resulting in the Eligible Employee's inability to substantially perform his or her duties with the Employer,

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including, without limitation, such condition entitling him or her to benefits under any sick pay or disability income policy or program of the Employer.

          1.18 "Severance Date" means the date on or after the date of the Change in Control on which an Eligible Employee incurs a Severance.

          1.19    "Severance Pay" means the payment determined pursuant to
Section 2.1, 2.2, 2.3 or 2.4 hereof, as applicable.

          1.20 "Tier 1 Employee" means any key management employee of the Employer who is listed in Schedule A attached to this Plan.

          1.21 "Tier 2 Employee" means any senior management employee of the Employer who is listed in Schedule B attached to this Plan.

          1.22 "Tier 3 Employee" means any management and other professional employee of the Employer who is listed in Schedule C attached to this Plan.

                                  SECTION 2.

     BENEFITS.
     --------

          2.1 Each Tier 1 Employee identified in Schedule A.1 who incurs a Severance shall be entitled, subject to Section 2.10, to receive Severance Pay equal to (i) the sum of his or her annual base salary and his or her highest annual incentive compensation earned during the 3 calendar years immediately preceding the calendar year in which the Change in Control occurs (ii) multiplied by 3. Each Tier 1 Employee identified in Schedule A.2 who incurs a Severance shall be entitled, subject to Section 2.10, to receive Severance Pay equal to (i) the sum of his or her annual base salary and his or her highest annual incentive compensation earned during the 3 calendar years immediately preceding the calendar year in which the Change in Control occurs (ii) multiplied by 2. For purposes of this Section, annual base salary shall be determined immediately prior to the Severance (without regard to any reductions therein which constitute Good Reason).

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          2.2    Each Tier 2 Employee who incurs a Severance shall be entitled, subject to Section 2.10, to receive Severance Pay equal to (i) the sum of his or her annual base salary and his or her highest annual incentive compensation earned during the 3 calendar years immediately preceding the calendar year in which the Change in Control occurs (ii) multiplied by 2. For purposes of this Section, annual base salary shall be determined immediately prior to the Severance (without regard to any reductions therein which constitute Good Reason).

          2.3 Each Tier 3 Employee who incurs a Severance shall be entitled, subject to Section 2.10, to receive Severance Pay equal to (i) the sum of his or her annual base salary and his or her highest annual incentive compensation earned during the 3 calendar years immediately preceding the calendar year in which the Change in Control occurs (ii) multiplied by 1. For purposes of this Section, annual base salary shall be determined immediately prior to the Severance (without regard to any reductions therein which constitute Good Reason).

          2.4 Severance Pay shall be paid to an eligible Severed Employee (a) in a cash lump sum, as soon as practicable following the Severance Date, but in no event later than 20 business days immediately following the later of (i) the Severance Date, or (ii) the expiration of the revocation period, if any, applicable to such Severed Employee's release, described in Section 2.10, or (b) in the case of any Severed Tier 1 or Tier 2 Employee or, in the case of a Severed Tier 3 Employee eligible to participate in the Wesley Jessen Corporation Deferred Compensation Plan, in such form, and at such time or times, as may be specified in a separate written agreement between such Tier 1, Tier 2 or Tier 3 Employee and the Company; provided, however, that if no such agreement exists, Severance Pay will be paid as described in clause (a) above.

          2.5 If any of the payments or benefits received or to be received by an Eligible Employee in connection with the Change in Control or his or her termination of employment (whether pursuant to the terms of this Plan or any other plan, arrangement or agreement) (such payments or benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments") will be subject to the Excise Tax, the Company shall pay to the Eligible Employee an additional amount (the "Gross-Up Payment") such that the

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net amount retained by the Eligible Employee, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments. The amount of the Gross-Up Payment, if any, shall be determined by the Eligible Employee's tax counsel (such tax counsel to be selected by the Eligible Employee, in his or her sole discretion). The costs of obtaining such tax counsel's opinion shall be borne and paid directly by the Company, not later than 20 business days following the Company's receipt of the tax counsel's statement for services rendered, and as long as such tax counsel was chosen by the Eligible Employee in good faith, the conclusions expressed in such opinion shall not be challenged or disputed by the Company. The Gross-Up Payment, if any, (a) with respect to a Severed Employee, shall be paid in a cash lump sum, as soon as practicable following the Severance Date, but, in any event, not later than 20 business days immediately following the expiration of the revocation period, if any, applicable to such Severed Employee's release, described in Section 2.12, and (b) with respect to any other Eligible Employee, shall be paid in a cash lump sum not later than 20 business days immediately following the receipt of payments subject to the Excise Tax.

          In the event that the Excise Tax is finally determined by the Internal Revenue Service or by a court having jurisdiction over the matter to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Eligible Employee shall repay to the Company, within 20 business days following the time that the amount of such reduction in the Excise Tax is finally determined by the Internal Revenue Service or by a court having jurisdiction over the matter, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Eligible Employee, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Eligible Employee's taxable income and wages for purposes of federal, state and local income and employment taxes), plus interest on the amount of such repayment at 120% of the semiannual compounding short term Applicable Federal Rate published with respect to the month in which the Gross-Up Payment was made. In the event that the Excise Tax is determined by the Internal Revenue Service or by any court having jurisdiction over the matter to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment, the

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existence or amount of which cannot be determined at the time of the Gross-Up
Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Eligible Employee with respect to such excess) within 20 business days following the time that the amount of such excess is finally determined. The Eligible Employee shall notify the Company immediately of the assertion by any taxing authority of any underpayment of tax. The Eligible Employee and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments and in resolving any dispute with any taxing authority regarding any asserted underpayment of Excise Tax; however, the Eligible Employee will not be required to afford the Company any right to contest the applicability of any such tax to the extent that the Employee reasonably determines (based on the opinion of his or her tax counsel) that such contest is inconsistent with the overall tax interests of the Eligible Employee.

          2.6 The Company shall provide individual outplacement services to each Severed Tier 1 and Tier 2 Employee for a period of twelve (12) months and to each Severed Tier 3 Employee for a period of six (6) months.

          2.7 Commencing on the day immediately following a Severed Tier 1, Tier 2 or Tier 3 Employee's Severance Date, until the third, second or first, respectively, anniversary of the Severance Date or, if sooner, until such Severed Tier 1, Tier 2 or Tier 3 Employee obtains employment which provides substantially similar benefits, the Company shall provide such Severed Employee and anyone entitled to claim under or through such Severed Employee all benefits under any group hospitalization, health care plan, dental care plan, life or other insurance or death benefit plan, or other present or future similar group employee benefit plan or program of the Employer (excluding any benefits provided under any Company disability program or plan), to the same extent as if such Severed Employee had continued to be an employee during such period. The coverage period for purposes of the group health continuation requirements of
Section 4980B of the Code shall commence immediately following the end of such benefit continuation.

          2.8 The Company shall pay to each Eligible Tier 1, Tier 2, and Tier 3 Employee all legal fees and expenses incurred by such Eligible

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Employee in pursuing any claim under the Plan in which such Eligible Employee prevails.

          2.9 In the event of a claim by an Eligible Employee as to the amount or timing of any distribution, such Eligible Employee shall present the reason for his or her claim in writing to the Plan Administrator. The Plan Administrator shall, within 60 days after receipt of such written claim, send a written notification to the Eligible Employee as to its disposition. In the event the claim is wholly or partially denied, such written notification shall
(a) state the specific reason or reasons for the denial, (b) make specific reference to pertinent Plan provisions on which the denial is based, (c) provide a description of any additional material or information necessary for the Eligible Employee to perfect the claim and an explanation of why such material or information is necessary, and (d) set forth the procedure by which the Eligible Employee may appeal the denial of his or her claim. In the event an Eligible Employee wishes to appeal the denial of his or her claim, he or she may request a review of such denial by making application in writing to the Plan Administrator within 60 days after receipt of such denial. Such Eligible Employee (or his or her duly authorized legal representative) may, upon written request to the Plan Administrator, review any documents pertinent to his or her claim, and submit in writing, issues and comments in support of his or her position. Within 60 days after receipt of a written appeal (unless special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than 120 days after such receipt), the Plan Administrator shall notify the Eligible Employee of the final decision. The final decision shall be in writing, shall include specific reasons for the decision, shall be written in a manner calculated to be understood by the claimant, and shall contain specific references to the pertinent Plan provisions on which the decision is based.

          2.10 No Severed Employee shall be eligible to receive Severance Pay or other benefits under the Plan unless he or she first executes a written release substantially in the form attached hereto as Schedule D (or, if the Severed Employee is not a United States employee, a similar release which is in accordance with the applicable laws of the relevant jurisdiction).

          2.11 An Employer shall be entitled to withhold from amounts to be paid to the Severed Employee hereunder any federal, state or local

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withholding or other taxes or charges (or foreign equivalents of such taxes or charges) which it is from time to time required to withhold.

          2.12 Any person other than a Tier 1, Tier 2 or Tier 3 Employee who is principally employed by the Employer in the United States and who works on a regular schedule of at least 20 hours per week for an indefinite period of time (other than a person classified as a temporary employee of the Employer, any employee represented by a collective bargaining agent or subject to a collective bargaining agreement, a leased employee, or any person retained by the Employer under written contract on a consulting or other independent contractor basis) whose employment is terminated by the Employer other than for cause or by reason of death or a physical or mental inability to substantially perform such person's employment duties or whose work site is moved beyond 50 miles within two years of a Change in Control shall be entitled to receive severance benefits in accordance with the terms and conditions set forth in the Wesley Jessen Corporation Severance Pay Plan (or its successor) as in effect immediately prior to the Change in Control.


                                   SECTION 3.

     PLAN ADMINISTRATION.
     -------------------

          3.1 The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan, provided that the Plan may not be interpreted, prescribed, amended or rescinded in any manner which would reduce or limit any benefit to which an Eligible Employee (or an employee whose rights are set forth in Section 2.12 herein) becomes entitled, or any obligation which the Company incurs, under the terms of the Plan.

          3.2 The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

          3.3 The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it

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deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Employer.

                                   SECTION 4.

     PLAN MODIFICATION OR TERMINATION.
     --------------------------------

          The Plan may be amended or terminated by the Board at any time; provided, however, that the Plan may not be terminated or amended within two years following a Change in Control, and provided, further, that the Plan may not be terminated or amended in any manner which would reduce or limit any benefit to which an Eligible Employee becomes entitled upon incurring a Severance, or any obligation which the Company incurs, under the terms of the Plan.


                                   SECTION 5.

     GENERAL PROVISIONS.
     ------------------

          5.1 Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. When a payment is due under this Plan to a Severed Employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

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          5.2    If an Employer is obligated by law or by contract to pay
severance pay, a termination indemnity, notice pay, or the like, or if an Employer is obligated by law to provide advance notice of separation ("Notice Period"), then any Severance Pay hereunder shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period.

          5.3 Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Employer, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

          5.4 If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

          5.5 This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Eligible Employee, present and future, and any successor to the Company. If a Severed Employee shall die while any amount would still be payable to such Severed Employee hereunder if the Severed Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the Severed Employee's estate.

          5.6 The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan and shall not be employed in the construction of the Plan.

          5.7 The Plan shall not be funded. No Eligible Employee shall have any right to, or interest in, any assets of any Employer which may be applied by the Employer to the payment of benefits or other rights under this Plan.

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          5.8    Any notice or other communication required or permitted
pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail (or any non-U.S. equivalents), first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

          5.9 This Plan shall be construed and enforced according to the laws of the State of Illinois, to the extent not preempted by the Employee Retirement Income Security Act of 1974, as amended, or of other applicable provisions of federal law, which shall otherwise control.

          5.10 Time is of the essence of this Plan and of each and every term and provision hereof.

          5.11 All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (if received during regular business hours; otherwise on the next business day) (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by certified mail or a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

               (a)  If to the Company:

                    Wesley Jessen VisionCare, Inc.
                    333 East Howard Avenue
                    Des Plaines, IL 60018
                    Attention: Michael R. Southard, V.P.,
                               Human Resources
                    Facsimile: 847-294-3052

                    with a copy to:

                    Gerald B. Sweeney, Esq.
                    Sweeney, Lev & Blinkoff

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                    460 Bloomfield Avenue, Suite 200
                    Montclair, New Jersey 07042
                    Facsimile: 973-509-1074

               (b) If to an employee, at the employee's most recent address listed with the Company, or such other address as an employee may provide, at the address as set forth in (a).

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                                  SCHEDULE D

                    WAIVER AND RELEASE OF CLAIMS AGREEMENT
                    --------------------------------------

          YOU HAVE BEEN ADVISED TO CONSULT AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.
          YOU HAVE [FORTY-FIVE] [TWENTY-ONE] DAYS AFTER RECEIVING THIS AGREEMENT TO CONSIDER WHETHER TO SIGN IT.
          AFTER SIGNING THIS AGREEMENT, YOU HAVE ANOTHER SEVEN DAYS IN WHICH TO REVOKE IT, AND IT DOES NOT TAKE EFFECT UNTIL THOSE SEVEN DAYS HAVE ENDED.

          In consideration of, and subject to, the payments to be made to me by [Name of Employer Corporation] ("WJ") or any of its subsidiaries or affiliates, pursuant to the Wesley Jessen VisionCare, Inc. Change in Control Severance Plan (the "Plan"), which I acknowledge that I would not otherwise be entitled to receive, I hereby waive any claims I may have for employment or re-employment by WJ or any subsidiary or parent of WJ after the date hereof, and I further agree to and do release and forever discharge WJ or any subsidiary or parent of WJ and their respective past and present officers, directors, shareholders, employees and agents from any and all claims and causes of action, known or unknown, arising out of or relating to my employment with WJ or any subsidiary or parent of WJ or the termination thereof, including, but not limited to, wrongful discharge, breach of contract, tort, fraud, the Civil Rights Acts, Age Discrimination in Employment Act, Employee Retirement Income Security Act, Americans with Disabilities Act, or any other federal, state or local legislation or common law relating to employment or discrimination in employment or otherwise.

          Notwithstanding the foregoing or any other provision hereof, nothing in this Waiver and Release of Claims Agreement shall adversely affect (i) my rights under the Plan; (ii) my rights to benefits other than severance benefits under plans, programs and arrangements of WJ or any subsidiary or parent of WJ;
(iii) my rights to indemnification under any indemnification agreement, applicable law and the certificates of incorporation and bylaws of WJ and any subsidiary or parent of WJ, or (iv) my rights under any director's and officer's liability insurance policy covering me.

          I acknowledge that I have signed this Waiver and Release of Claims Agreement voluntarily, knowingly, of my own free will and without reservation or duress, and that no promises or representations, written or oral, have been made to me by any person to induce me to do so other than the promise of payment set forth in the first paragraph above and WJ's acknowledgment of my rights reserved under the second paragraph above.

          I understand that this release will be deemed to be an application for benefits under the Plan, and that my entitlement thereto shall be governed by the terms and conditions of the Plan, and I expressly hereby consent to such terms and conditions.

          I acknowledge that I have been given not less than [forty-five (45)] [twenty-one (21)] days to review and consider this Waiver and Release of Claims Agreement, and that I have had the opportunity to consult with an attorney or other advisor of my choice and have been advised by WJ to do so if I choose. I may revoke this Waiver and Release of Claims Agreement seven (7) days or less after its execution by providing written notice to WJ.

          Finally, I acknowledge that I have carefully read this Waiver and Release of Claims Agreement and understand all of its terms. This is the entire Agreement between the parties and is legally binding and enforceable.

          This Waiver and Release of Claims Agreement shall be governed and interpreted under federal law and the laws of the State of Illinois.

          I knowingly and voluntarily sign this Waiver and Release of Claims Agreement.

Date Delivered to Employee:       [Name of Employer Corporation]
____________________________

Date Signed by Employee:          By:  _______________________
____________________________      Title:  ______________________

Seven-Day Revocation Period Ends:
_________________________

____________________________      Date:  _____________________
Signature of Employee
____________________________
(Print Employee's Name)

                                       18